                                                                    EXHIBIT 4.13


                            [NationsBank Letterhead]


February 26, 1999


Danka Holding Company
11201 Danka Circle North
St. Petersburg, Florida 33716


     Re: Participation Agreement dated as of November 15, 1995, as amended (the "Participation Agreement") among Danka Holding Company, as Construction Agent ("Holding"), Holding, as Lessee, First Security Bank N.A., as owner trustee (the "Owner Trustee"), NationsBank, N.A., as a Holder (the "Holder"), NationsBank, N.A., as Administrative Agent and SunTrust Bank, Tampa Bay, as Co-Agent. Capitalized terms contained herein and not otherwise defined shall have the meaning set forth in the Participation Agreement.


Ladies and Gentlemen:

NationsBank, N.A., as Administrative Agent under the Participation Agreement and Credit Agreement has received the waiver for the period March 1, 1999 through August 27, 1999 (and subject to further extensions as provided in the attached letter), by the Majority Lenders of the violation of Section 8.3 of that certain Credit Agreement dated as of December 5, 1996, as amended, among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, NationsBank, N.A. as Agent and the Lenders party thereto and the waiver of any adverse affect resulting therefrom, subject to the terms and conditions set forth in the letter dated February 26, 1999, from you, a copy of which is attached hereto.

NATIONSBANK, N.A., as Administrative Agent


By: /s/ Nicholas D. Jewitt
    --------------------------------------
    Nicholas D. Jewitt
    Vice President

February 25, 1999

NationsBank, National Association, as Agent
101 North Tryon Street, NO1-001-15-04
Charlotte, North Carolina 28255

     Re: Participation Agreement dated as of November 15, 1995, as amended (the "Participation Agreement") among Danka Holding Company, as Construction Agent ("Holding"), Holding, as Lessee, First Security Bank, N.A., as owner trustee (the "Owner Trustee"), NationsBank, N.A., as a Holder (the "Holder"), NationsBank, N.A., as Administrative
          Agent and SunTrust Bank, Tampa Bay, as Co-Agent.

Ladies and Gentlemen:

     Pursuant to the Participation Agreement and a Credit Agreement dated as of November 15, 1995, as amended (the "Credit Agreement") among the Owner Trustee, the several lenders party thereto (the "Lenders"), the Administrative Agent and the Co-Agent, the Lenders and the Holder agreed to make loans and Holder Advances to the Owner Trustee which would be used to acquire land and make improvements thereon, which land and improvements are leased to Holding pursuant to a Lease Agreement, dated as of November 15, 1995, as amended (the "Lease Agreement") between the Owner Trustee and Holding. Capitalized terms used herein without definition shall have the meaning set forth in the Participation Agreement and the Credit Agreement.

     Section 28.1(a) of the Lease Agreement incorporates by reference various covenants contained in Article VII and Article VIII of that certain Credit Agreement dated as of December 5, 1996, as amended (the "Existing Danka Credit Agreement") among Danka Business Systems PLC ("Danka PLC"), Dankalux Sarl & Co. SCA, Holding, the financial institutions party thereto and NationsBank N.A., as agent and prohibits the waiver of compliance with such incorporated covenants without the written consent of the Majority Lenders. Holding hereby requests that the Agent Seek the written consent of the Majority Lenders to non-compliance with Section 8.3 of the Existing Danka Credit Agreement and a waiver of any adverse effect resulting thereby, such waiver to be effective as of March 1, 1999, and for a period from March 1, 1999, through August 27, 1999 (as may be further extended, as provided herein, the "Waiver Period").

     Holding acknowledges and agrees that the consent of the Lenders, Owner Trustee, Holder, Administrative Agent and Co-Agent to such waiver shall be subject to the following terms and conditions.


1.   During the Waiver Period the "Applicable Margin" shall be 2.10%.

2. Holding acknowledges and agrees that the Administration Agent has caused its counsel to retain PricewaterhouseCoopers LLP as independent business consultant (the "Consultant") to assess on behalf of the Administrative Agent, its counsel and the Lenders and Holder, the operations, finances, and business affairs of Danka Business Systems PLC ("Danka PLC") and its Subsidiaries and to furnish a report of its findings and recommendations solely to the Administrative Agent, its counsel and the Lenders and Holder. Holding agrees to pay all fees, costs, and expenses of the Consultant incurred in connection with the performance by the Consultant of its duties described in this paragraph. Holding shall, and shall cause all Subsidiaries, to cooperate fully and in a timely manner with the Consultant including its agents and employees.

3. Holding shall furnish to the Administrative Agent, the Lenders and the Holder as soon as practicable but in any event within thirty (30) days of the end of each calendar month, commencing with the calendar month ending January 31, 1999, the monthly consolidated balance sheet and consolidated statements of earnings and cash flow of Danka PLC and its Subsidiaries, certified in writing by any representative authorized to provide the certificates required by Section 7.1(c) of the Credit Agreement to have been prepared in accordance with GAAP in a manner consistent with past practices of Danka PLC, and to the best knowledge of such signatory to be true, correct, and complete in all material respects, subject to routine audit adjustments.

4. During the Waiver Period (i) Danka PLC shall not pay any dividends or make any distributions, (ii) neither Danka PLC nor any of its Subsidiaries shall make any Acquisitions, and (iii) neither Danka PLC nor any of its Subsidiaries will make any investments except as otherwise agreed to by the Banks under the Existing Danka Credit Agreement.

5. Holding shall deposit with Holder 5% of the first $200,000,000.00 in "Net Proceeds" that are payable to Holding or any subsidiary or affiliate of Holding (collectively, a "Danka Party") from the sale of any Danka Party (including, but not limited to those divisions or subsidiaries commonly known as "Omnifax," "DSI," and "International") or any of their capital assets as collateral for the Loan and up to 2% of any "Net Proceeds" that are payable to any Danka Party of subsequent sales of any Danka Party (including, but not limited to those divisions or subsidiaries commonly known as "Omnifax," "DSI," and "International") or any of their capital assets (collectively the "Sale Proceeds") up to a maximum pledge amount of $15,000,000.00.

The term "Net Proceeds" shall have the meaning as defined in the Existing Danka Credit Agreement prior to (and Net Proceeds shall include) any payments contemplated or required by any previous or subsequent amendment to the Existing Danka Credit Agreement or any amendment to any security (or similar) agreement related to the Existing Danka Credit Agreement. Such Net Proceeds shall be held in a cash collateral account bearing interest at a market rate at the Administrative Agent and shall be pledged as additional collateral for the Loan. To the extent that any assets of a Danka Party are sold and Sale Proceeds are used to reduce the principal balance of the Loan in accordance with the Lease Agreement, the collateral required by this paragraph shall be reduced by an amount that is equal to the percentage of principal reduction on the Loan. For example, if the principal amount of the Loan is reduced from $50,000,000.00 to $45,000,000.00, the amount of the required cash collateral pursuant to this paragraph shall be reduced from $15,000,000.00 to $13,500,000.00.

6. The amount of funds that can be advanced under the Credit Agreement with respect to the Roosevelt Corporate Center III that is located in the St. Petersburg, Florida (the "Project"), shall be limited to $4,485,261.00. Any additional advances with respect to the Project shall be at the sole discretion of the Lenders.

7. The Commitments of Lenders are hereby reduced from $58,200,000.00 to $51,000,000.00.

8. Holding shall use its best efforts to (i) modify the Lease Agreement and the Mortgage Instrument so that the parking facility at the Project is encumbered by such documents and (ii) provides the Lenders evidence that any additional property that is included in the Lease Agreement and the Mortgage Instrument is not subject to any other liens or encumbrances. No advances will be made with respect to the Project until all items required by this paragraph have been provided to and approved by the Lenders.

9. Holding shall use its best efforts to provide Holder all documents or items that are required in the January 14, 1999 letter from David Singleton to Keith Nelson, a copy of which is attached hereto. No advances will be made with respect to the Project until all items required by this paragraph have been provided to and approved by the Lenders.

10. In addition to the provisions of Section 5 hereof, Holding shall pay to Holder an amount equal to the Termination Value with respect to such property for any property to be released from the Operative Documents and Holder, Lenders and Administrative Agent consent to the release of such property and payment of the Termination Value upon such release notwithstanding any other requirements of the Operative Documents. For purposes of this waiver letter, "Termination Value" shall mean the amount funded by Lenders against such property or properties being released plus a pro rata share of all other costs advanced by Lenders for such property or properties being released.

11. The Waiver Period shall be automatically extended to a date that is the same as the waiver extension date agreed to by the Lenders under the Existing Danka Credit Agreement, which date may not be beyond December 27, 1999, except as permitted by the Banks under the Existing Danka Credit Agreement (including a waiver thereunder) for any regulatory review.

12. Holding will pay all reasonable legal, inspector and appraisal costs of each Lender and all travel costs and expenses of each Lender in connection herewith.

13. Holding shall pay to the Administrative Agent for the benefit of the Lenders and Holder a waiver fee of $200,000.00

14. Holding shall at its expense, permit and fully cooperate with the Administrative Agent and its representatives in a review and evaluation of all assets of Holding and its Subsidiaries located in the United States.

15. Danka PLC shall have received from the required lenders under such credit agreement a waiver of compliance with the financial covenants set forth in the Existing Danka Credit Agreement dated December 5, 1996 among Danka PLC, Dankalux Sarl & Co., SCA, Holding NationsBank, N.A., as agent and the lenders party thereto.

16. Holding acknowledges and agrees that it has no existing defense, counterclaim, offset, claim or demand in respect of the transaction described herein and hereby releases the Lenders, Owner Trustee, Holder, Administrative Agent and Co-Agent from any claims, causes of action or other liabilities arising in connection with this transaction. Holding further acknowledges and agrees that the total amount of principal indebtedness (including Loans and Holder Advances), outstanding in connection with the tax retention operating lease financing is $46,564,739.00.

17. Holding shall cooperate fully with Lender and the Administrative Agent in their efforts to examine, evaluate, or appraise the Properties, including providing reasonable access to the Properties, plans, specifications, construction papers, contractors, subcontractors, books and records relating to the Properties.

18. Holding shall deliver to the Administrative Agent a marketing plan within 60 days of the date hereof which delineates any proposed marketing of the Properties by Holding. Holding shall then use its best efforts to implement such marketing plan and to sell Properties in accordance with such marketing plan to reduce the principal balance of the Loan.

19. Holding shall deliver to the Administrative Agent prior to any request for advance, a schedule of proposed additional draws during the Waiver Period which schedule shall be acceptable to the Administrative Agent and Majority Lenders, in their sole discretion , and at the time of any such subsequent advances the Administrative Agent shall have received all documents required by Credit Agreement and Operative Agreements, including a draw request and a progress report for all Properties then under construction, which drew request and progress payments shall be acceptable to the Administrative Agent and Majority Lenders.

20. Within five Business Days of the date hereof, all domestic subsidiaries of Holding which have guaranteed payment of indebtedness under the Existing Danka Credit Agreement and have not delivered a guaranty of payment of obligations of Holding under the Lease Agreement, shall deliver a guaranty.

21. Holding has not entered and shall not enter into any further sublease of any of the Properties to any Person other than a Danka Party. Holding shall not be entitled to substitute any new Properties for any existing Properties.

22. The provisions of this document supersede any provisions of the Credit Agreement, the Participation Agreement or any Other Operative Agreement to the extent they are inconsistent.

     Holding further acknowledges and agrees that any breach during the Waiver Period in the timely performance, observance, or fulfillment of any of the terms or conditions stated above shall constitute an Event of Default under the Lease Agreement and unless the Majority Lenders shall otherwise agree in writing, shall terminate the effectiveness of any waiver obtained by the Administrative Agent from the Lenders pursuant to this request. Holding further acknowledges and agrees that nothing contained herein is intended to or shall limit any of the provisions of the Participation Agreement, Lease Agreement or any Operative Agreement as currently in effect, except as expressly stated herein and except that, should the Administrative Agent obtain the waiver of Section 8.3 of the Existing Danka Credit Agreement requested hereby, the enforcement of such provisions shall be waived during the Waiver Period as well as any adverse effect resulting therefrom subject to full and timely compliance with the terms and conditions of such waiver stated above.

                                       Very truly yours,

                                       DANKA HOLDING COMPANY



                                       By: /s/ Larry K. Switzer
                                          --------------------------------
                                          Name:  Larry K. Switzer
                                          Title: Chairman

     The undersigned Guarantors hereby consent to the foregoing and hereby confirm their guaranty of payment of obligations arising under the tax retention operating lease transaction.


                                   AMERICAN BUSINESS CREDIT
                                     CORPORATION
                                   AMERITREND CORPORATION
                                   CORPORATE CONSULTING GROUP, INC.
                                   D.I. INVESTMENT MANAGEMENT, INC.
                                   DANKA IMAGING DISTRIBUTION, INC.
                                   DANKA MANAGEMENT COMPANY, INC.
                                   DANKA OFFICE IMAGING COMPANY
                                   (Successor by merger to Danka Corporation)
                                   DANKA PLC
                                   KIS IMAGING SERVICES, INC.

                                   By: /s/ Larry K. Switzer
                                       ------------------------
                                   Name: Larry K. Switzer
                                         ----------------------
                                   Title: Director
                                          ---------------------


                                   DANKA BUSINESS SYSTEMS PLC


                                   By: /s/ Larry K. Switzer
                                       ------------------------
                                   Name: Larry K. Switzer
                                         ----------------------
                                   Title: Director
                                          ---------------------